Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On April 4, 2024, John Bean Technologies Corporation (“JBT”) entered into the transaction agreement (the “Transaction Agreement”) with John Bean Technologies Europe B.V., a subsidiary of JBT (the “Offeror”), and Marel hf. (“Marel”), pursuant to which, among other things, the parties have agreed to bring about a business combination of JBT, Marel and their respective subsidiaries by way of the Offeror making a voluntary public takeover offer (the “Offer”) to Marel’s shareholders (the “Marel Shareholders”) to acquire all of the issued and outstanding ordinary shares, nominal value ISK 1 per share, of Marel (the “Marel Shares”), not including any treasury shares held by Marel. Please see the sections titled “The Transaction” and “The Transaction Agreement” in the proxy statement/prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on June 25, 2024 (the “Proxy Statement/Prospectus”), forming part of the Registration Statement on Form S-4, initially filed by JBT on May 15, 2024 and declared effective on June 25, 2024, for a description of the transactions contemplated by the Transaction Agreement (the “Transaction”) and the Transaction Agreement.

This unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effect of the Transaction and the Transaction Financing (as defined below). Such information is based on the following historical consolidated financial statements of JBT and Marel, as adjusted to give effect to the Transaction and the Transaction Financing:

•

the separate audited consolidated financial statements of JBT as of and for the fiscal year ended December 31, 2023, and the related notes, included in JBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•

the separate unaudited condensed consolidated interim financial statements of JBT as of and for the nine months ended September 30, 2024, and the related notes, included in JBT’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024;

•	the separate audited consolidated financial statements of Marel as of and for the fiscal year ended December 31, 2023, and the related notes, previously included in the Proxy Statement/Prospectus; and

•

the separate unaudited condensed consolidated interim financial statements of Marel as of and for the nine months ended September 30, 2024, and the related notes, filed as Exhibit 99.1 to the accompanying Current Report on Form 8-K.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the Transaction as if it had occurred or become effective on September 30, 2024. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 and the fiscal year ended December 31, 2023 give effect to the Transaction and the Transaction Financing as if it had occurred or become effective on January 1, 2023.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read together with the accompanying notes. Such notes describe the assumptions and estimates related to the adjustments to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with the separate respective audited consolidated financial statements of JBT and Marel along with the Proxy Statement/Prospectus.

Description of the Transaction

On June 24, 2024, the Offeror launched a voluntary public takeover offer to Marel Shareholders to acquire all of the issued and outstanding Marel Shares, not including any treasury shares held by Marel. The Offer is conditioned upon, among other things, the Offer having been validly accepted by eligible Marel Shareholders representing (when taken together with any Marel Shares acquired or agreed to be acquired by the Offeror other than through the Offer in accordance with applicable law) at least 90% (or, in the Offeror’s sole discretion, a lower percentage, not to be reduced below 80% without Marel’s consent) of the issued and outstanding share capital and voting rights of Marel (excluding Marel Shares owned by any of Marel’s subsidiaries) as of the time at which the Offeror accepts for exchange, and exchanges, all of the Marel Shares validly tendered and not validly withdrawn (the “Offer Closing Time”) and such acceptances not being withdrawn or subject to any third party consents in respect of pledges or other rights (the “Minimum Acceptance Condition”). If, immediately following the Offer Closing Time, the Offeror owns at least 90% of the issued and outstanding Marel Shares, to the extent permitted by applicable law, within three months of the Offer Closing Time, the Offeror (or a permitted assignee of the Offeror) will redeem any Marel Shares not exchanged in the Offer pursuant to Article 110 of the Icelandic Takeovers Act no. 108/2007, as amended, by way of a compulsory purchase (the “Squeeze-Out”) for, at the election of the Marel Shareholders and subject to certain proration provisions, as applicable, either shares of JBT common stock, par value $0.01 per share (the “JBT Shares”), to be issued in the Offer as consideration to Marel Shareholders (the “JBT Offer Shares”), cash or a mix of JBT Offer Shares and cash (or, for those Marel Shareholders who do not make an election, a mix of JBT Offer Shares and cash in the same proportion as the average mix of the Offer). The Squeeze-Out would eliminate any minority shareholder interests in Marel remaining after the Offer Closing Time. If, immediately following the Offer Closing Time, the Offeror owns less than 90% of the issued and outstanding Marel Shares, then the Offeror may initiate a merger between the Offeror (or a wholly owned subsidiary thereof) and Marel in accordance with Article 119 of the Icelandic Act on Public Limited Companies, No. 2/1995 or other applicable law (the “Merger”). The unaudited pro forma condensed combined financial information assumes that all of the issued and outstanding Marel Shares (not including any treasury shares held by Marel) are validly tendered and accepted in the Offer and no Squeeze-Out or Merger is conducted.

In the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares. Elections will be subject to a proration process, as applicable, as described in the Proxy Statement/Prospectus, such that the Marel Shareholders immediately prior to the closing of the Offer will receive an aggregate of approximately EUR 950 million in cash and approximately a 38% interest in the combined company. The estimated purchase price reflected in the unaudited pro forma condensed combined financial information assumes that all of the issued and outstanding Marel Shares (not including any treasury shares held by Marel) are validly tendered and accepted in the Offer.

In connection with the Transaction, JBT anticipates that the Marel Shares will be delisted from Nasdaq Iceland hf. (“Nasdaq Iceland”) and Euronext Amsterdam N.V. The JBT Shares will remain listed on the New York Stock Exchange upon completion of the Transaction under the symbol “JBT,” and JBT intends to submit a listing application to Nasdaq Iceland to list the JBT Offer Shares on Nasdaq Iceland under a ticker symbol to be determined prior to the closing of the Offer.

At the Offer Closing Time, each stock option with respect to Marel Shares (a “Marel Stock Option”) that was granted prior to the date of the Transaction Agreement and remains outstanding as of immediately prior to the Offer Closing Time with an exercise price per share less than the volume-weighted average trading price of a Marel Share on the last trading day immediately prior to the date on which settlement of the Offer is made (the “Marel Closing Price”), whether vested or unvested, will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of Marel Shares subject to such Marel Stock Option as of immediately prior to the Offer Closing Time and (ii) the excess, if any, of the Marel Closing Price over the exercise price per share of such Marel Stock Option. Each Marel Stock Option with an exercise price per share equal to or greater than the Marel Closing Price will be cancelled without any cash payment being made in respect thereof.

Any Marel Stock Option that is granted from and after April 4, 2024 or any other equity-based compensation award granted by Marel from or after such date (a “Marel Interim Period Award”) will not vest by virtue of the occurrence of the Offer Closing Time. At the Offer Closing Time, each Marel Interim Period Award will cease to represent an award with respect to Marel Shares and be automatically converted into an award with respect to JBT Shares of comparable value and in such form as determined by JBT in good faith consultation with Marel. Immediately following the Offer Closing Time, each such converted award will continue to be governed by the same terms and conditions regarding vesting and forfeiture as were applicable to the corresponding Marel Interim Period Award immediately prior to the Offer Closing Time. As of the date of this unaudited pro forma condensed combined financial information, no Marel Interim Period Awards have been granted.

In connection with the Transaction, on April 4, 2024, JBT entered into the Bridge Credit Agreement, dated as of April 4, 2024, by and among JBT, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Goldman Sachs Bank USA and Wells Fargo Securities, LLC, as joint bookrunners and lead arrangers (the “Bridge Credit Agreement”).

On May 17, 2024, JBT, the Offeror, the subsidiary guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, entered into that certain Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”), which, among other things, (i) amended certain of the negative and financial covenants in the Amended and Restated Credit Agreement, dated as of December 14, 2021, by and among JBT, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of May 9, 2023 (the “Existing Credit Agreement,” and as amended by the Second Amendment, the “Credit Agreement”), and (ii) expressly permitted the Transaction.

During October 2024, JBT successfully secured commitments for a deal-contingent financing structure consisting of an amended and restated 5-year, $1.8 billion revolving credit facility (the “New Revolving Credit Facility”) and a 7-year, $900 million senior secured term loan B (the “Term Loan B”). The New Revolving Credit Facility will retain the same pricing grid as JBT’s existing revolving credit facility under the Credit Agreement (the “Existing Revolving Credit Facility”). The Term Loan B will have secured pricing of SOFR plus 225 basis points. This pricing structure will step down to SOFR plus 200 basis points once leverage is below 3.25x. Additionally, the Term Loan B includes a ticking fee with no fees to be paid for the first 60 days following allocation of commitments, which occurred on October 9, 2024.

JBT expects to utilize its available cash and proceeds from the Term Loan B and borrowings under the New Revolving Credit Facility to (a) pay the cash consideration in the Offer, (b) repay certain existing indebtedness of Marel and settle Marel interest rate swaps and (c) pay transaction costs (collectively, the “Transaction Financing”). Upon the closing of the Transaction, JBT will terminate the Bridge Credit Agreement.

These assumptions and expectations are subject to change, and the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing and inputs to interest rate determination on debt instruments issued.

Accounting for the Transaction

The unaudited pro forma condensed combined financial information has been prepared by JBT using the acquisition method of accounting, with JBT as the acquirer for accounting purposes. For purposes of the unaudited pro forma condensed combined financial information, the applicable historical financial statements of Marel have been reclassified to align to the financial statement presentation of JBT, translated into U.S. dollars, and preliminarily adjusted for differences between International Financial Reporting Standards as issued by the International Accounting Standards Board (the “IASB,” and such reporting standards, “IFRS”) and JBT’s accounting policies, which reflect accounting principles generally accepted in the United States of America (“GAAP”), for material accounting policy differences identified to date. Further, the unaudited pro forma condensed combined financial information includes transaction accounting adjustments which are necessary to account for the Transaction in accordance with GAAP and adjustments to reflect the Transaction Financing. The unaudited pro forma adjustments are based upon certain assumptions that JBT’s management believes are reasonable and currently available information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of results that would have occurred had the Transaction been completed as of the dates indicated above. In addition, the unaudited pro forma condensed combined financial information does not purport to be indicative of the future financial position or operating results of the combined operations and does not reflect the costs of any integration activities nor any benefits that may result from realization of future cost savings from operating efficiencies or revenue or other synergies expected to result from the Transaction.

The valuations of the assets acquired and liabilities assumed are preliminary and have not been finalized. JBT intends to finalize valuations and other studies upon completion of the Transaction and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Transaction. The assets and liabilities of Marel have been measured based on various preliminary estimates using assumptions that JBT management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

JOHN BEAN TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2024

(In millions)	Historical JBT	Historical Marel (IFRS) Adjusted for Reclassifications	IFRS to GAAP Adjustments			Transaction Accounting Adjustments			Transaction Financing Adjustments			Pro Forma Combined
Assets:		Note 2	Note 3			Note 5			Note 6
Current Assets:
Cash and cash equivalents	$534.5	$70.2				$(2,028.2)	5	(a)	$1,523.5	6	(a)	$100.0
Trade receivables, net of allowances	237.9	240.7				—						478.6
Contract assets	96.7	59.6				—						156.3
Inventories	259.0	374.6				15.0	5	(b)				648.6
Other current assets	77.5	110.4	8.1	3	(c)	—						196.0

Total current assets	1,205.6	855.5	8.1			(2,013.2)			1,523.5			1,579.5
Property, plant and equipment, net	243.3	371.4				147.6	5	(c)				762.3
Goodwill	785.8	958.6				756.9	5	(e)				2,501.3
Intangible assets, net	358.8	560.5	(111.7)	3	(a)	1,821.2	5	(d)				2,628.8
Other assets	195.5	121.5	(8.1)	3	(c)	(23.6)	5	(f)	(4.5)	6	(b)	280.8

Total assets	$2,789.0	$2,867.5	$(111.7)			$688.9			$1,519.0			$7,752.7

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable, trade and other	144.7	168.0				—						312.7
Advance and progress payments	159.1	288.2				—						447.3
Accrued payroll	45.2	96.3				—						141.5
Other current liabilities	124.4	75.7				(14.9)	5	(g)	6.3	6	(c)	191.5

Total current liabilities	473.4	628.2	—			(14.9)			6.3			1,093.0
Long-term debt	648.3	940.7				(940.7)	5	(h)	1,517.4	6	(a)	2,165.7
Accrued pension and other postretirement benefits, less current portion	22.4	—				—						22.4
Other liabilities	59.8	138.9	(27.9)	3	(a)	491.9	5	(i)				662.7
Stockholders’ Equity:
Common stock and additional paid-in capital	229.6	498.2				1,793.9	5	(j)				2,521.7
Retained earnings	1,546.3	715.4	(83.8)	3	(a)	(695.2)	5	(j)	(4.7)	6	(b)	1,478.0
Accumulated other comprehensive loss	(190.8)	(53.9)				53.9	5	(j)				(190.8)

Total stockholders’ equity	1,585.1	1,159.7	(83.8)			1,152.6			(4.7)			3,808.9

Total Liabilities and Stockholders’ Equity	$2,789.0	$2,867.5	$(111.7)			$688.9			$1,519.0			$7,752.7

JOHN BEAN TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Nine months ended September 30, 2024

(In millions, except per share data)	Historical JBT	Historical Marel (IFRS) Adjusted For Reclassifications	IFRS to GAAP Adjustments		Transaction Accounting Adjustments			Transaction Financing Adjustments			Pro Forma Combined
		Note 2	Note 3		Note 5			Note 6
Revenue	$1,248.4	$1,349.2									$2,597.6
Operating expenses:
Cost of products	801.3	857.0	0.1	3(b)	14.6	5	(k)				1,673.0
Selling, general and administrative expense	343.3	416.4	3.8	3(a)(b)	33.7	5	(l)				797.2
Restructuring expense	1.1	8.2									9.3

Operating income	102.7	67.6	(3.9)		(48.3)			—			118.1
Pension expense, other than service cost	3.0	—									3.0
Interest expense, net	(6.2)	57.6	(1.0)	3(b)	(44.6)	5	(m)	84.3	6	(d)	90.1

Income (loss) from continuing operations before income taxes	105.9	10.0	(2.9)		(3.7)			(84.3)			25.0
Income tax provision	14.3	6.8	(0.7)	5(n)	(0.9)	5	(n)	(21.1)	6	(e)	(1.6)

Equity in net earnings of unconsolidated affiliate	(0.1)	(0.3)									(0.4)

Net income (loss) from continuing operations	$91.5	$2.9	$(2.2)		$(2.8)			$(63.2)			$26.2

Basic earnings per share from continuing operations	$2.86	$0.00									$0.50
Diluted earnings per share from continuing operations	$2.84	$0.00									$0.50
Shares used in computing basic earnings per share	32.0	754.0									52.0
Shares used in computing diluted earnings per share	32.2	754.0									52.1

JOHN BEAN TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year ended December 31, 2023

(In millions, except per share data)	Historical JBT	Historical Marel (IFRS) Adjusted For Reclassifications	IFRS to GAAP Adjustments		Transaction Accounting Adjustments			Transaction Financing Adjustments			Pro Forma Combined
		Note 2	Note 3		Note 5			Note 6
Revenue	$1,664.4	$1,879.1									$3,543.5
Operating expenses:
Cost of products	1,078.7	1,225.9	0.1	3(b)	35.7	5	(k)				2,340.4
Selling, general and administrative expense	409.6	541.6	12.4	3(a)(b)	107.5	5	(l)				1,071.1
Restructuring expense	11.4	9.4									20.8

Operating income	164.7	102.2	(12.5)		(143.2)			—			111.2
Pension expense, other than service cost	0.7	—									0.7
Interest expense, net	10.9	62.3	(1.5)	3(b)	(51.7)	5	(m)	116.4	6	(d)	136.4

Income (loss) from continuing operations before income taxes	153.1	39.9	(11.0)		(91.5)			(116.4)			(25.9)
Income tax provision	23.5	5.6	(2.8)	5(n)	(16.6)	5	(n)	(29.1)	6	(e)	(19.4)
Equity in net earnings of unconsolidated affiliate	(0.3)	(0.5)									(0.8)

Net income (loss) from continuing operations	$129.3	$33.8	$(8.2)		$(74.9)			$(87.3)			$(7.3)

Basic earnings per share from continuing operations	$4.04	$0.04									$(0.14)
Diluted earnings per share from continuing operations	$4.02	$0.04									$(0.14)
Shares used in computing basic earnings per share	32.0	753.5									51.9
Shares used in computing diluted earnings per share	32.1	754.0									51.9

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information and accompanying notes are prepared in accordance with Article 11 of Regulation

S-X. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the Transaction and the Transaction Financing as if they had been consummated on September 30, 2024. The unaudited pro forma condensed combined statements of income give effect to the Transaction and the Transaction Financing as if they had been consummated on January 1, 2023, the first day of JBT’s fiscal year.

The historical audited financial statements of JBT are prepared in accordance with GAAP and are reported in U.S. dollars. The historical audited financial statements of Marel are prepared in accordance with IFRS as issued by the IASB and are reported in Euro. For purposes of the unaudited pro forma condensed combined financial information, Marel’s historical unaudited consolidated statement of financial position as of September 30, 2024 was translated using the spot rate on September 30, 2024 (1.1190 $/€). Marel’s historical unaudited consolidated statement of income for the nine months ended September 30, 2024 was translated using the average exchange rate for the nine months ended September 30, 2024 (1.1107 $/€). Marel’s historical consolidated statement of income for the year ended December 31, 2023 was translated using the average exchange rate for the year ended December 31, 2023 (1.0916 $/€).

For purposes of the unaudited pro forma condensed combined financial information, the historical financial information of Marel has been reclassified to conform to JBT’s financial statement presentation, converted from IFRS to GAAP, and compiled in a manner consistent with the accounting policies adopted by JBT as set forth in its audited historical financial statements. These adjustments are described further in the following notes. JBT is currently in the process of evaluating Marel’s accounting policies and converting Marel’s financials to GAAP, which will be finalized upon completion of the Transaction, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies.

The Transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805. JBT has been deemed the acquirer for accounting purposes and has therefore estimated the fair value of Marel’s assets acquired and liabilities assumed using the fair value concepts defined in ASC 820, Fair Value Measurement. In identifying JBT as the acquiring entity, management reviewed the proposed composition of the combined company’s board of directors, a majority of whom will be existing directors of JBT, the entity issuing the shares and cash to be used as Transaction consideration, the designation of JBT’s President and Chief Executive Officer as the Chief Executive Officer of the combined company, as well as the fact that JBT’s existing shareholders will own the majority of the combined company after completion of the Transaction.

Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of the Transaction consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate Transaction consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate Transaction consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed in the Transaction could differ materially from the preliminary allocation of aggregate Transaction consideration. The final valuation will be based on the actual net tangible and intangible assets of Marel existing at the acquisition date.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined entity may achieve as a result of the Transaction or any acquisition and integration costs that may be incurred. Management is not aware of any material transactions between JBT and Marel during the periods presented. Accordingly, adjustments to eliminate transactions between JBT and Marel have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2. Reclassifications

Marel’s historical balances were derived from Marel’s historical financial statements described above and are presented under IFRS and converted from Euro to U.S. dollars based on the historical exchange rates presented above in Note 1.

During the preparation of the unaudited pro forma condensed combined financial information, JBT performed a preliminary review of Marel’s financial information to identify differences in financial statement presentation as compared to the presentation of JBT. Based on the information currently available, certain reclassifications have been made to Marel’s historical financial statements to conform to JBT’s presentation. Upon consummation of the Transaction, further review of Marel’s financial statements may result in additional reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a preliminary reconciliation of the historical financial information of Marel to JBT’s presentation:

Balance Sheet Information as of September 30, 2024
Marel Financial Statement Line	Marel Historical Amount	Marel Historical Amount	Reclassification			Marel Historical Reclassified Amount	JBT Financial Statement Line
(in millions)	EUR	USD
Assets							Assets
Property, plant and equipment	€331.9	$371.4				$371.4	Property, plant and equipment, net
Right of use assets	38.6	43.2				43.2	Other assets
Goodwill	856.7	958.6				958.6	Goodwill
Intangible assets	522.0	584.1	(23.6)	(a	)	560.5	Intangible assets, net
			23.6	(a	)	23.6	Other assets
Investments in associates	3.5	3.9				3.9	Other assets
Other non-current financial assets	3.5	3.9				3.9	Other assets
Derivative financial instruments	—	—				—	Other assets
Deferred income tax assets	41.9	46.9				46.9	Other assets

Non-current assets	1,798.1	2,012.0	—			2,012.0
Inventories	334.8	374.6				374.6	Inventories
Contract assets	51.0	57.1	2.5	(b	)	59.6	Contract assets
Trade receivables	215.1	240.7				240.7	Trade receivables, net of allowances
Derivative financial instruments	1.2	1.3				1.3	Other current assets
Current income tax receivables	7.3	8.2				8.2	Other current assets
Other receivables and prepayments	92.4	103.4	(2.5)	(b	)	100.9	Other current assets
Cash and cash equivalents	62.7	70.2				70.2	Cash and cash equivalents

Current assets	764.5	855.5				855.5	Current Assets

Total assets	€2,562.6	$2,867.5	$—			$2,867.5	Total Assets

Balance Sheet Information as of September 30, 2024
Marel Financial Statement Line	Marel Historical Amount	Marel Historical Amount	Reclassification			Marel Historical Reclassified Amount	JBT Financial Statement Line
(in millions)	EUR	USD
Equity and liabilities							Liabilities and Stockholders’ Equity
Share capital	€6.7	$7.5				$7.5	Common stock and additional paid-in capital
Share premium reserve	438.5	490.7				490.7	Common stock and additional paid-in capital
Other reserves	(48.2)	(53.9)				(53.9)	Accumulated other comprehensive loss
Retained earnings	639.3	715.4				715.4	Retained earnings

Total shareholders’ equity	1,036.3	1,159.7	—			1,159.7	Total stockholders’ equity

Liabilities
Borrowings	840.7	940.7				940.7	Long-term debt
Lease liabilities	30.1	33.7				33.7	Other liabilities
Deferred income tax liabilities	82.9	92.8				92.8	Other liabilities
Provisions	4.7	5.3				5.3	Other liabilities
Other payables	2.7	3.0				3.0	Other liabilities
Derivative financial instruments	3.7	4.1				4.1	Other liabilities

Non-current liabilities	964.8	1,079.6	—			1,079.6
Contract liabilities	249.8	279.5				279.5	Advance and progress payments
Trade and other payables	290.5	325.1	(157.1)	(c	)	168.0	Accounts payable, trade and other
			8.7	(c	)	8.7	Advance and progress payments
			96.3	(c	)	96.3	Accrued payroll
			52.1	(c	)	52.1	Other current liabilities
Derivative financial instruments	0.1	—				—	Other current liabilities
Current income tax liabilities	0.3	0.3				0.3	Other current liabilities
Lease liabilities	11.1	12.4				12.4	Other current liabilities
Provisions	9.7	10.9				10.9	Other current liabilities
Current liabilities	561.5	628.2	—			628.2	Total current liabilities

Total liabilities	1,526.3	1,707.8	—			1,707.8

Total equity and liabilities	€2,562.6	$2,867.5	$—			$2,867.5	Total Liabilities and Stockholders’ Equity

(a)	Reclassification of historical Marel capitalized software costs that are presented within Other assets by JBT.
(b)	Reclassification of historical Marel unbilled revenue that is presented within Contract assets by JBT.
(c)	Reclassification of historical Marel trade and other payables to align with JBT’s chart of accounts.

Statement of Income Information for the nine months ended September 30, 2024
Marel Financial Statement Line	Marel Historical Amount	Marel Historical Amount	Reclassification			Marel Historical Reclassified Amount	JBT Financial Statement Line
(in millions)	EUR	USD
Revenues	€1,214.7	$1,349.2				$1,349.2	Revenue
Cost of sales	(773.4)	(859.0)	2.0	(a	)	(857.0)	Cost of products

Gross profit	441.3	490.2	2.0			492.2
Selling and marketing expense	(188.4)	(209.3)	1.4	(a	)	(207.9)	Selling, general and administrative expense
General and administrative expense	(104.7)	(116.3)	2.4	(a	)	(113.9)	Selling, general and administrative expense
Research and development expenses	(87.3)	(97.0)	2.4	(a	)	(94.6)	Selling, general and administrative expense
			(8.2)	(a	)	(8.2)	Restructuring expense

Result from operations	60.9	67.6	—			67.6	Operating Income
Finance costs	(53.0)	(58.9)				(58.9)	Interest expense, net
Finance income	1.2	1.3				1.3	Interest expense, net

Net finance costs	(51.8)	(57.6)	—			(57.6)
Share of result of associates	(0.3)	(0.3)				(0.3)	Equity in net earnings of unconsolidated affiliate
							Income from continuing operations before
Result before income tax	8.8	9.7	—			9.7	income taxes
Income tax	(6.1)	(6.8)				(6.8)	Income tax provision

Net result	€2.7	$2.9	$—			$2.9	Net income from continuing operations

(a)	Reclassification of Marel restructuring costs to restructuring expense as presented by JBT.

Statement of Income Information for the year ended December 31, 2023
Marel Financial Statement Line	Marel Historical Amount	Marel Historical Amount	Reclassification			Marel Historical Reclassified Amount	JBT Financial Statement Line
(in millions)	EUR	USD
Revenues	€1,721.4	$1,879.1				$1,879.1	Revenue
Cost of sales	(1,125.0)	(1,228.1)	2.2	(a	)	(1,225.9)	Cost of products

Gross profit	596.4	651.0	2.2			653.2
Selling and marketing expense	(249.1)	(271.9)	2.6	(a	)	(269.3)	Selling, general and administrative expense
General and administrative expense	(134.4)	(146.7)	2.0	(a	)	(144.7)	Selling, general and administrative expense
Research and development expenses	(119.3)	(130.2)	2.6	(a	)	(127.6)	Selling, general and administrative expense
			(9.4)	(a	)	(9.4)	Restructuring expense

Result from operations	93.6	102.2	—			102.2	Operating Income
Finance costs	(57.4)	(62.7)				(62.7)	Interest expense, net
Finance income	0.4	0.4				0.4	Interest expense, net

Net finance costs	(57.0)	(62.3)	—			(62.3)
Share of result of associates	(0.5)	(0.5)				(0.5)	Equity in net earnings of unconsolidated affiliate

Result before income tax	36.1	39.4	—			39.4	Income from continuing operations before income taxes
Income tax	(5.1)	(5.6)				(5.6)	Income tax provision

Net result	€31.0	$33.8	$—			$33.8	Net income from continuing operations

(a)	Reclassification of Marel restructuring costs to restructuring expense as presented by JBT.

Note 3. IFRS to GAAP and Policy Adjustments

The historical consolidated financial information of Marel has been converted from IFRS to GAAP, applying JBT’s GAAP accounting policies.

Based on a preliminary review performed by JBT of Marel’s financial information, the following adjustments have been made to reflect Marel’s historical consolidated statement of financial position and consolidated income statement on a GAAP basis for the purposes of the unaudited pro forma condensed combined financial information. At this time, JBT is not aware of any accounting policy differences that would have a material impact on the pro forma condensed combined financial information that are not reflected in the pro forma adjustments. Following the transaction, JBT will finalize the review of accounting policies and IFRS to GAAP adjustments, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

a.

Product development expenditures. Marel incurs expenses as part of development projects relating to the design and testing of new and or improved products which are capitalized as intangible assets under IFRS. Under GAAP, these costs are expensed as incurred, unless recognized in a business combination, as described in Note 4. The resulting adjustments therefore expense such costs as selling, general, and administrative expense, and reverse historical amortization of previously capitalized development costs as follows:

(in millions)	As of September 30, 2024	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Condensed Balance Sheet
Decrease to Intangible assets, net	$(111.7)
Decrease to Other liabilities	$(27.9)
Decrease to Retained earnings	$(83.8)
Condensed Statement of Income
(Decrease) increase to Selling, general and administrative expense		$3.6	$12.1

b.

Leases. Under IFRS, lessees have only one lease classification, which is similar to the finance lease classification under GAAP. Based on a preliminary review of the nature of Marel’s lease arrangements, substantially all of Marel’s leases are expected to be classified as operating leases under GAAP. As a result, adjustments have been made to replace the historical amortization of right-of-use assets and interest expense recognized by Marel under IFRS with straight-line lease expense. The following adjustments have been made for Marel’s operating leases under GAAP:

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Condensed Statement of Income
Decrease to Interest expense, net	$(1.0)	$(1.5)
Increase to Cost of sales	$0.1	$0.1
Increase to Selling, general and administrative expense	$0.2	$0.3

c.

Taxes on Intra-Entity Transfers of Inventory. Under GAAP, the tax effect of intra-entity transfers of inventory are deferred until the related inventory is sold or disposed of, and no deferred taxes are recognized for the difference between the carrying value of the inventory in the consolidated financial statements and the tax basis of the inventory in the buyer’s tax jurisdiction. In addition, the tax paid or payable from the intra-entity transfer is deferred upon consolidation and is not included in tax expense until the inventory is sold to an unrelated third party. Under IFRS, there is no exception for recognizing such tax consequences of intra-entity transfers of inventory. The following adjustments have been made to Marel’s tax balances under GAAP:

(in millions)	As of September 30, 2024
Condensed Balance Sheet
Increase to prepaid tax assets (other current assets)	$8.1
Decrease to deferred tax assets (other assets)	$(8.1)

Note 4. Preliminary Purchase Price Allocation

The total preliminary Transaction consideration has been allocated to Marel’s assets and liabilities based upon management’s preliminary estimate of their fair values as if the Transaction had been consummated on September 30, 2024. For purposes of the unaudited pro forma condensed combined financial information only, the valuation of the Transaction consideration uses JBT’s closing share price as of November 1, 2024, of $114.91 per share. The value of the JBT Offer Shares portion of the Transaction consideration will ultimately be based on JBT’s share price as of the closing date of the Offer and could materially change from the price reflected in the unaudited pro forma condensed combined financial information. A change of 10% in the price of JBT Offer Shares would increase or decrease the total Transaction consideration by approximately $229.2 million, which would be reflected in the unaudited pro forma condensed combined financial information as an increase or decrease to goodwill, as summarized in the table below.

Change in share price (in millions, except share price)	JBT Share Price ($)	Estimated Purchase Consideration	Estimated Goodwill
As presented	114.91	$4,237.7	$1,715.5
10% increase	126.40	$4,466.9	$1,944.7
10% decrease	103.42	$4,008.5	$1,486.3

In the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares. Elections will be subject to a proration process, as applicable, as described in the Proxy Statement/Prospectus, such that the Marel Shareholders immediately prior to the closing of the Offer will receive an aggregate of approximately EUR 950 million in cash and approximately a 38% interest in the combined company. The estimated purchase price reflected in the unaudited pro forma condensed combined financial information assumes that all of the issued and outstanding Marel Shares (not including any treasury shares held by Marel) are validly tendered and accepted in the Offer.

As discussed in the Proxy Statement/Prospectus, it is possible that Marel Shareholders who do not tender their Marel Shares in the Offer may receive a different form and amount of consideration and may receive consideration on different dates.

The following table summarizes the components of the preliminary estimated Transaction Consideration:

(In millions, except per share data)
Number of Marel Shares outstanding (1)	754.0
Share exchange ratio	0.0407
Equity consideration ratio	65.0%

JBT Offer Shares issued	19.9
JBT Share price (2)	$114.91

Estimated value of JBT Offer Shares issued to Marel Shareholders	$2,292.0
Cash consideration ratio	35.0%
Euro per share	€3.60
Estimated cash consideration to Marel Shareholders (3)	$1,030.6
Estimated settlement of Marel debt (4)	$913.6
Estimated fair value of Marel stock options attributable to pre-combination vesting (5)	$1.5

Total preliminary estimated Purchase Consideration	$4,237.7

(1)	Assumes all issued and outstanding Marel Shares (other than treasury shares held by Marel) are validly tendered and accepted in the Offer.
(2)	Represents JBT’s closing share price as of November 1, 2024, $114.91 per share.
(3)	Estimated cash consideration paid to Marel Shareholders is determined using the Euro to USD exchange rate as of November 1, 2024, 1.0848 $/€.
(4)	Represents gross settlement of Marel’s existing long-term debt that is not expected to be assumed by JBT using the EUR to USD exchange rate as of November 1, 2024, 1.0848 $/€. See Note 6.
(5)

Represents the current expected settlement outcome for 7.8 million Marel Stock Options that are in the money based on the Marel Closing Price. Each Marel Stock Option that was granted prior to the date of the Transaction Agreement and remains outstanding as of immediately prior to the Offer Closing Time, whether vested or unvested, may be eligible for cash consideration if the exercise price per share of the Marel Stock Option is less than the Marel Closing Price. Based on the current share price of Marel, 7.4 million Marel Stock Options are out of the money as the exercise price exceeds the current Marel share price. Accordingly, those 7.4 million Marel Stock Options are assumed to be cancelled for no consideration in this unaudited pro forma condensed combined financial information.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by JBT in the Transaction, reconciled to the estimated Transaction consideration:

(In millions)	Preliminary estimate of fair value	Total
Estimated Purchase Consideration		$4,237.7
Marel net assets acquired:
Assets:
Financial assets (1)	578.8
Inventories	389.6
Property, plant and equipment	519.0
Intangible assets	2,270.0

Total assets acquired	3,757.4
Liabilities assumed:
Financial liabilities (excluding deferred income tax liabilities)(1)	674.3
Deferred income tax liabilities	560.9
Total liabilities assumed	1,235.2

Total Marel net assets acquired		2,522.2

Goodwill		$1,715.5

(1)	Neither Financial assets nor Financial liabilities have been adjusted for an estimated $25.1 million of transaction costs expected to be incurred by Marel through the closing date of the Transaction.

The fair value of assets and liabilities of Marel above have been measured based on various preliminary estimates using assumptions that JBT management believes are reasonable and are based on currently available information. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Marel, JBT used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. Income-based, market-based, and/or cost-based valuation approaches using preliminary information were compared against benchmarking information to conclude upon a preliminary estimate of fair values. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon this preliminary estimate of fair values. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. The final determination of the purchase price allocation, upon the consummation of the Transaction, will be based on Marel’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time.

JBT expects to use widely accepted income-based, market-based and/or cost-based valuation approaches upon finalization of purchase accounting for the Transaction. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

Note 5. Transaction Accounting Adjustments

The determination of transaction-related adjustments presented herein are preliminary and based in part on JBT management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. The adjustments have been prepared to illustrate the estimated effect of the Transaction. Amounts recognized following the consummation of the Transaction may differ significantly based upon finalization of the fair values of assets acquired and useful lives thereon for the purpose of periodic depreciation, amortization and other expenses recognized in those subsequent periods.

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Cash and cash equivalents

The change in cash and cash equivalents was determined as follows:

(in millions)	Amount
Estimated cash consideration to Marel shareholders	$(1,032.1)
Estimated settlement of Marel debt (1)	(913.6)
Estimated transaction costs (2)	(78.4)
Estimated settlement of Marel interest rate swaps (3)	(4.1)
Pro forma adjustment	$(2,028.2)

(1)	Represents gross settlement of Marel’s existing long-term debt that is not expected to be assumed by JBT using the EUR to USD exchange rate as of November 1, 2024, 1.0848 $/€. See Note 5(h).
(2)

Estimated transaction costs consist of bank fees, financial advisory fees, and other professional fees of JBT of (i) $18.2 million accrued but unpaid expenses as of September 30, 2024, and (ii) $60.2 million expected to be incurred and paid through the closing date of the Transaction. See Notes 5(j) and 5(l). No adjustment has been reflected in this unaudited pro forma combined financial information for an estimated $25.1 million of transaction costs that Marel expects to incur through the closing of the Transaction.

(3)	Represents the net cash settlement of Marel’s existing interest rate swaps that are contractually required to be terminated upon a full repayment of the hedged debt instruments. See Note 5(f).

(b)	Inventories, net

Represents an adjustment to increase the carrying value of Marel’s inventories by approximately $15.0 million to adjust to its preliminary estimated fair value. This estimated step-up is preliminary and is subject to change based upon a final determination of the fair value of the inventories at the close of the transaction. This step-up will be expensed to cost of products as the acquired inventory is sold, which is expected to occur within 12 months of the closing date of the Transaction. See Note 5(i).

(c)	Property, plant and equipment, net of accumulated depreciation

Represents an adjustment to eliminate Marel’s historical property, plant and equipment and to reflect the acquired property, plant and equipment at the estimated fair value of $519.0 million. The fair value was estimated using a cost approach based on the net book value of each asset class adjusted for (i) the current market replacement cost and (ii) the physical and technology attributes of the property, plant and equipment.

The following table summarizes the estimated fair values and useful life by asset class:

(in millions, except useful lives)	Preliminary fair value	Estimated Weighted Average Useful Life (in years)
Land and buildings	$370.0	24
Plant, equipment and IT hardware	121.0	7
Vehicles	22.0	7
Construction in progress	6.0	N/A

Total acquired property, plant and equipment	$519.0
Removal of Marel’s historical property, plant and equipment	(371.4)

Pro forma net adjustment	$147.6

(d)	Intangible assets, net

Represents adjustments to eliminate Marel’s historical intangible assets and capitalized software costs recorded and to reflect the acquired identifiable intangible assets consisting of customer relationship, patents and developed technology, and trademarks at the estimated aggregate fair value of $2,270.0 million. The fair value of the acquired customer relationship intangible asset is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from it. A relief-from-royalty method is used to estimate the fair values the acquired trademarks and patents and developed technology, whereby the asset value is determined by reference to the value of the hypothetical royalty payments that would be saved through owning the asset, as compared with licensing the intangible asset from a third party.

The following table summarizes the fair values of Marel’s identifiable intangible assets and their estimated useful lives operations:

(in millions, except useful lives)	Preliminary fair value	Estimated Useful Life (in years)
Customer relationship	$1,550.0	20
Patents and acquired technology	440.0	20
Trademarks	280.0	30

Total acquired intangible assets	$2,270.0
Removal of Marel’s historical intangible assets	(448.8)

Pro forma net adjustment	$1,821.2

(e)	Goodwill

Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Refer to the table in Note 4 above for the calculation of the fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible asset acquired and liabilities assumed of Marel.

(in millions)	Preliminary fair value
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	$1,715.5
Removal of Marel’s historical goodwill	(958.6)

Pro forma net adjustment	$756.9

(f)	Other assets

Represents the derecognition of $23.6 million of historical capitalized software costs recorded by Marel. The value associated with these assets is instead included within the estimated fair value of patents and acquired technology, which is presented separately within intangible assets, net. See Note 5(d).

(g)	Other current liabilities

The change in other current liabilities was determined as follows:

(in millions)	Pro forma net adjustment
Accrued Marel Transaction Bonus (1)	$3.3
Settlement of accrued but unpaid transaction costs (2)	(18.2)

Pro forma net adjustment	$(14.9)

(1)

Represents an accrual of the transaction bonus of $3.3 million that is expected to be paid to certain members of Marel’s executive management and other employees who are eligible to receive a cash bonus to be paid in a single lump sum at the Offer Closing Time (the “Transaction Bonus”). This accrual reflects additional compensation cost to be recorded in the post-acquisition financial statements of the combined company. See Note 5(l).

(2)

Represents the derecognition of $18.2 million of accrued but unpaid transaction costs as of September 30, 2024 that are expected for the purpose of this unaudited pro forma condensed combined financial information to be settled on the closing date of the Transaction. See Note 5(a).

(h)	Long-term debt

Represents adjustment to long-term debt of $940.7 million to reflect the repayment and settlement of the Long-term debt of Marel consisting of the promissory notes issued by Marel (the “Promissory Notes”), revolving credit facility, and term loans, net of unamortized deferred financing costs, which are expected to occur in connection with the closing of the Offer. See Note 6 for adjustments related to the Transaction Financing.

(i)	Other liabilities

Represents, in part, the derecognition of $4.1 million of derivative liabilities, which reflects the required contractual termination of certain interest rate swaps held by Marel in connection with the expected repayment of Marel’s existing long-term debt as discussed in Note 5(h).

Pro forma adjustments have also been made to reflect deferred taxes that are expected to arise as a result of the Transaction.

A pro forma adjustment to deferred taxes is recognized with other liabilities to reflect the anticipated income tax treatment of the Transaction resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on an estimate of the applicable statutory tax rate of 25%. The income tax treatment determination is preliminary and subject to change depending on activities that have not occurred yet, including tax structuring, the form of the Merger or Squeeze-Out, finalization of tax elections, and other studies based on which certain tax basis and deductions may or may not be available. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Transaction activities, including cash needs, the geographical mix of income and changes in tax law and finalization of the purchase price allocations. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to consummation of the Transaction. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. The unaudited pro forma condensed combined financial information does not include adjustments for potential changes in the combined company’s ability to realize deferred tax assets.

(in millions)	Preliminary fair value step-up
Inventory (see Note 5(b))	$15.0
Property, plant and equipment (see Note 5(c))	147.6
Intangible assets (see Note 5(d))	1,821.2

Total pro forma fair value adjustment	$1,983.8
Statutory tax rate	25%

Pro forma adjustment– deferred income taxes	$496.0
Removal of Marel’s interest rate swap derivative liabilities	(4.1)

Pro forma net adjustment	$491.9

(j)	Stockholders’ equity

Represents adjustments to stockholders’ equity, which consist of the following:

(in millions)	Common stock and additional paid-in capital	Retained earnings	Accumulated other comprehensive loss
Elimination of Marel’s historical equity	$(498.2)	$(715.4)	$53.9
IFRS to GAAP adjustments (see Note 3)		83.8
JBT Offer Shares issued to Marel Shareholders	2,292.0
Estimated JBT Transaction costs (1)		(60.2)
Estimated Marel Transaction Bonus (2)		(3.3)
Vesting of JBT Director Restricted Stock Unit Awards (3)	0.1	(0.1)

Pro forma adjustment	$1,793.9	$(695.2)	$53.9

(1)	Represents estimated bank fees, financial advisory fees, and other professional fees and Transaction costs of JBT resulting in an adjustment to retained earnings. See Notes 5(a) and 5(l).
(2)

Represents accrual of the Transaction Bonus payable to certain members of Marel’s executive management team to be paid in a single lump sum following the closing of the Transaction and recorded by JBT as post-acquisition compensation cost. See Notes 5(g) and 5(l).

(3)

Represents the accelerated recognition of compensation cost associated with those certain JBT director restricted stock unit awards (the “JBT Director Restricted Stock Unit Awards”) that will automatically become fully vested upon the completion of the Transaction as the transaction will be a “change in control” as defined in the JBT 2017 Incentive Compensation and Stock Plan. See Note 5(l) as well as the Proxy Statement/Prospectus for additional information.

Unaudited Pro Forma Condensed Combined Statement of Income

(k)	Cost of products

Represents adjustments to reflect additional pro forma expense associated with the preliminary estimate of the increase to the carrying value of Marel’s inventories to fair value in addition to the incremental depreciation expense and amortization expense from the fair value adjustments to property, plant and equipment and intangible assets, respectively.

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Inventory fair value step-up recognized through Cost of products (1)	$—	$15.0
Pro forma intangible asset amortization (2)	16.5	22.0
Pro forma tangible asset depreciation (3)	9.9	13.3
Removal of Marel historical depreciation	(11.8)	(14.6)

Pro forma adjustment	$14.6	$35.7

(1)	These costs are nonrecurring in nature and not anticipated to affect the condensed combined statement of income beyond twelve months after the closing of the Transaction.
(2)

Represents straight-line amortization of the estimated fair value of the acquired intangible asset for developed technology over its estimated useful life. See Note 5(d). A 10% change in the fair value of the acquired developed technology would cause a corresponding increase or decrease in the pro forma intangible asset amortization of approximately $1.7 million and $2.2 million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively.

(3)

Represents straight-line depreciation of the estimated fair value of the acquired property, plant and equipment over the estimated weighted average useful lives of those assets. See Note 5(c). Depreciation expense is allocated to cost of products and selling, general and administrative expense based upon the nature of the activities associated with the use of the acquired tangible assets. A 10% change in the fair value of the acquired tangible assets would cause a corresponding increase or decrease in the pro forma depreciation of approximately $1.0 million and $1.3 million recorded to cost of products for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively.

(l)	Selling, general and administrative expense

Represents the adjustments to selling, general and administrative expense (“SG&A”) associated with the preliminary estimate of the fair value of acquired property, plant and equipment and intangible assets, which are recurring in nature, as well as incremental pro forma expense for estimated transactions costs, transaction bonuses, and incremental compensation cost for JBT to be incurred in connection with the Transaction, which are nonrecurring in nature and will not affect the condensed combined statement of income beyond twelve months after the closing of the Transaction.

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Estimated JBT Transaction costs (1)	$—	$60.2
Estimated Marel Transaction Bonus (1)	—	3.3
Vesting of JBT Director Restricted Stock Unit Awards (1)	—	0.1
Pro forma adjusted depreciation, net (see below)	(2.9)	(3.8)
Pro forma adjusted amortization, net (see below)	36.6	47.7

Pro forma adjustment	$33.7	$107.5

(1)	See footnote 5(j) for additional description of this transaction accounting adjustment.

Depreciation of acquired property, plant and equipment

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Pro forma tangible asset depreciation (1)	$9.1	$12.2
Removal of Marel historical depreciation	(12.0)	(16.0)

Pro forma net adjusted depreciation	$(2.9)	$(3.8)

(1)

Represents straight-line depreciation of the estimated fair value of the acquired property, plant and equipment over the estimated weighted average useful lives of those assets. See Note 5(c). Depreciation expense is allocated to cost of products and SG&A based upon the nature of the activities associated with the use of the acquired tangible assets. A 10% change in the fair value of the acquired tangible assets would cause a corresponding increase or decrease in the pro forma depreciation of approximately $0.9 million and $1.2 million recorded to SG&A for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively.

Pro forma tangible asset depreciation reflects the revised depreciation of property, plant and equipment assets arising from the Transaction and is based on management’s preliminary estimate of useful lives and future production. JBT has historically depreciated all asset classes of property, plant and equipment on a straight-line basis. The amount of depreciation expense recognized following the close of the Transaction may differ significantly between periods based upon the final fair value assigned and depreciation methodology used for each category of property, plant and equipment.

Amortization of acquired intangible assets

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Pro forma intangible asset amortization (1)	$65.1	$86.8
Removal of Marel historical amortization	(28.5)	(39.1)

Pro forma net adjusted amortization	$36.6	$47.7

(1)

Represents straight-line amortization of the estimated fair value of the intangible assets for trade names and customer relationships over the estimated useful life of 30 years and 20 years, respectively. See Note 5(d).

Pro forma intangible asset amortization reflects the revised amortization of intangible assets arising from the Transaction and is based on JBT management’s preliminary estimate of useful lives. JBT has historically amortized all asset classes of intangible assets on a straight-line basis. A 10% change in the valuation of the acquired trade name and customer relationship intangible assets would cause a corresponding increase or decrease in the pro forma amortization expense of approximately $6.5 million for the nine months ended September 30, 2024 and $8.7 million for the year ended December 31, 2023. The amount of amortization expense recognized following the close of the transaction may differ significantly between periods based upon the final fair value assigned, the final determination of useful lives and amortization methodology used for each intangible asset.

(m)	Interest expense, net

Represents a decrease in interest expense for the nine months ended September 30, 2024 and the year ended December 31, 2023 as a result of the repayment of Marel’s Promissory Notes, revolving credit facility and term loans. Refer to Note 6 below for an incremental adjustment made to interest expense to recognize the pro forma impact of the Transaction Financing.

Adjustments to interest expense for the nine months ended September 30, 2024, and the year ended December 31, 2023 are as follows:

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Removal of interest expense on repaid Marel borrowings	$(45.6)	$(53.8)
Removal of unamortized deferred financing costs on repaid Marel borrowings	(1.7)	(1.9)

Removal of interest on terminated Marel interest rate swaps (1)	2.7	4.0

Pro forma net adjusted interest expense	$(44.6)	$(51.7)

(1)

Represents an adjustment to reverse amounts Marel had recognized as interest income in connection with interest rate swaps used by Marel to apply cash flow hedge accounting treatment to forecasted payments of interest on Marel’s long-term debt. See Notes 5(f) and 5(i).

(n)	Income Taxes

Represents an estimate of the income tax impacts of the Transaction on the statements of comprehensive income. The taxes associated with the estimated pro forma adjustments reflect an estimated statutory rate of 25% and a preliminary estimate of the deductibility of certain transaction-related costs. Although not reflected in the unaudited pro forma condensed combined financial information, the effective tax rate of the combined company could be different than JBT’s historical effective tax rate (either higher or lower) depending on various factors, including post-Transaction activities.

(o)	Net earnings per share

Unaudited pro forma earnings per share calculations are based on the consolidated pro forma weighted average shares outstanding of JBT. The pro forma weighted average shares outstanding are a combination of historical JBT Shares and JBT Offer Shares issued as Transaction consideration. The number of shares used in computing diluted net loss per share for the combined company equals the number of shares used in computing basic net loss per shares, as the result would otherwise be antidilutive.

(in millions, except per share data)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Pro forma net income	$26.2	$(7.3)
Historical JBT Shares used in computing pro forma earnings per share
Basic	32.0	32.0
Diluted	32.2	32.1
JBT Offer Shares issued in the Transaction	19.9	19.9
Pro forma shares used in computing pro forma earnings per share
Basic	52.0	51.9
Diluted	52.1	51.9
Pro forma earnings per share
Basic	$0.50	$(0.14)
Diluted	$0.50	$(0.14)

Note 6. Transaction Financing Adjustments

JBT plans to fund the cash portion of the Transaction through a combination of cash on hand of approximately $500.6 million and debt financing. JBT anticipates the need for debt financing of approximately $1,535.9 million, consisting of proceeds of $900 million from the Term Loan B and borrowings of approximately $635.9 million under the New Revolving Credit Facility, to (i) pay the cash consideration in the Offer, (ii) repay certain existing indebtedness of Marel and settle existing Marel interest rate swaps, and (iii) pay Transaction costs, which include bank fees, financial advisory fees and other professional fees and are currently expected to be approximately $78.4 million. Upon the closing of the Transaction, JBT will terminate the Bridge Credit Agreement.

These assumptions and expectations are subject to change, and the debt issuance costs and potential ticking fees that may be incurred, and the related interest expense, could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing, the amounts to be drawn under the New Revolving Credit Facility and inputs to the interest rate determination on the debt instruments issued.

a)

Represents an increase in cash and cash equivalents and long-term debt for additional expected borrowings of $1,535.9 million, net of deferred financing costs of approximately $9.5 million incurred in connection with the Term Loan B. Further, for the unaudited pro forma condensed combined balance sheet as of September 30, 2024, $9.0 million of principal payments scheduled to become due on the Term Loan B within 12 months of the balance sheet date is presented within other current liabilities.

b)

Represents a net decrease in other assets for (i) the reversal of net deferred financing costs of $4.7 million capitalized as a deferred charge in JBT’s September 30, 2024 balance sheet in connection with the Bridge Credit Agreement that will be terminated upon the closing of the Transaction and (ii) the reversal of deferred financing costs of approximately $1.6 million capitalized as a deferred charge in JBT’s September 30, 2024 balance sheet in connection with the Term Loan B, offset by (iii) the recognition of an additional $1.8 million of deferred financing costs expected to be incurred in connection with the New Revolving Credit Facility secured as part of JBT’s deal-contingent, long-term financing structure. For this unaudited pro forma condensed combined financial information, those certain deferred financing costs of $1.6 million allocated to the Term Loan B are instead shown as a reduction of the initial carrying amount of the long-term indebtedness associated with the Term Loan B. See Notes 6(a) and 6(c).

c)

Represents a net increase in other current liabilities for (i) $9.0 million of principal payments scheduled to become due on the Term Loan B within 12 months of the balance sheet date, offset by (ii) the removal of financing costs of $1.1 million accrued in JBT’s September 30, 2024 balance sheet that are expected to be paid off upon the Offer Closing Time and (iii) the reversal of deferred financing costs of approximately $1.6 million capitalized as a deferred charge in JBT’s September 30, 2024 balance sheet in connection with the Term Loan B secured as part of JBT’s deal-contingent, long-term financing structure. For this unaudited pro forma condensed combined financial information, the deferred financing costs related to the Term Loan B have been reversed and are instead shown as a reduction of the initial carrying amount of the long-term indebtedness associated with the Term Loan B. See Notes 6(a) and 6(b).

d)

Represents an increase in interest expense related to the incremental borrowings. In determining pro forma interest expense, JBT applied an estimated interest rate of 7.09% per annum on proceeds of $900 million from the Term Loan B, derived from the one-month SOFR as of November 1, 2024, plus a margin of 2.25% per annum. For expected borrowings under the New Revolving Credit Facility, JBT applied an estimated interest rate of 6.79% per annum, derived from the one-month SOFR as of November 1, 2024, plus a margin of 1.95%. A hypothetical 1/8 percentage point increase/decrease in the weighted average interest rate would result in an increase/decrease of approximately $1.4 million in pro forma interest expense for the nine months ended September 30, 2024 and $1.9 million in pro forma interest expense for the year ended December 31, 2023.

(in millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Estimated Transaction Financing interest expense	$80.4	$107.5
Transaction Financing facility fees (1)	2.6	2.5
Amortization of Transaction Financing deferred financing costs (2)	1.3	1.7
Write-off of unamortized deferred financing costs in connection with the Bridge Credit Agreement (3)	—	4.7

Pro forma adjustment	$84.3	$116.4

(1)

Represents incremental revolving facility fees stipulated by the Credit Agreement calculated as 0.30% on the aggregate revolving credit commitment amount of $1.8 billion available under the New Revolving Credit Facility, payable quarterly in arrears after the Offer Closing Time, in excess of revolving facility fees incurred under the Existing Revolving Credit Facility of $1.5 million and $2.9 million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively.

(2)

Assumes deferred financing costs of approximately $9.5 million associated with the 7-year Term Loan B and approximately $2.9 million associated with the 5-year New Revolving Credit Facility were recognized on January 1, 2023. Because the borrowing capacity of the New Revolving Credit Facility exceeds that of the Existing Revolving Credit Facility, it is further assumed that approximately $10.8 million of unamortized deferred financing costs capitalized by JBT as deferred charges in connection with the Existing Revolving Credit Facility will be amortized over the commitment term of the New Revolving Credit Facility.

(3)

Represents an adjustment to write-off unamortized deferred financing costs capitalized as deferred charges in JBT’s September 30, 2024 balance sheet, in connection with the termination of the Bridge Credit Agreement upon the Offer Closing Time.

e)	Income tax effects on the financing adjustments were calculated based on the U.S. federal statutory rate of 25%.